As filed with the Securities and Exchange Commission on December 30, 2016	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

MYND ANALYTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	8090 (Primary Standard Industrial Classification Code Number)	87-0419387 (I.R.S. Employer Identification No.)

26522 La Alameda, Suite 290

Mission Viejo, CA 92691

(949) 420-4400
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

George Carpenter, Chief Executive Officer
MYnd Analytics, Inc.
26522 La Alameda, Suite 290

Mission Viejo, CA 92691

(949) 420-4400
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Jeffrey A. Baumel, Esq.

Asim Grabowski-Shaikh, Esq.

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 768-6700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.      ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,630,906	$9.05	$14,759,699.30	$1,710.65

(1)	The shares of common stock, par value $0.001 per share (the "Common Stock"), of MYnd Analytics, Inc. (the Company") registered hereby are being registered for resale by the selling stockholders named in the prospectus. The shares of Common Stock being registered consist of: (i) an aggregate of 1,263,406 shares issued in connection with a note conversion, (ii) an aggregate of 167,500 shares granted to certain current and former directors and officers of the Company, respectively, for their service in such capacity, which include 1,250 restricted shares that are subject to vesting and (iii) an aggregate of 200,000 shares issued to accredited investors in private placement transactions. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of Common Stock which may become issuable to prevent dilution from stock splits, stock dividends and similar events.

(2)	Calculated on the basis of the average high and low prices per share of the Common Stock reported on the OTCQB marketplace on December 29, 2016, pursuant to Rule 457(c) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

Subject to completion, dated December 30, 2016

PROSPECTUS

1,630,906 Shares

Common Stock

This prospectus relates to the sale of up to 1,630,906 shares of common stock, par value $0.001 per share (the "Common Stock"), of MYnd Analytics, Inc. (the "Company") by the selling stockholders identified in this prospectus. The shares of Common Stock being offered consist of: (i) an aggregate of 1,263,406 shares issued to holders of the Company's secured convertible notes in connection with the Note Conversion (as defined herein), (ii) an aggregate of 167,500 shares granted to certain current and former directors and officers of the Company, respectively, for their service in such capacity, which include 1,250 restricted shares that are subject to vesting and (iii) 200,000 shares issued to accredited investors in the Private Placements (as defined herein). The Company is not selling any shares of Common Stock in this offering and will not receive any proceeds from this offering.

The selling stockholders named in this prospectus may, from time to time, offer the shares of Common Stock covered by this prospectus at prevailing market or privately negotiated prices, in one or more transactions that may take place by ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale. The selling stockholders will pay all brokerage commissions and discounts attributable to the sale of the shares plus brokerage fees. The selling stockholders will receive all of the net proceeds from this offering. We bear all costs associated with the registration of the shares covered by this prospectus; provided, however, we will not be required to pay any underwriters' discounts or commissions relating to the securities covered by this prospectus.

Our Common Stock is quoted on the OTCQB marketplace under the ticker symbol "MYAN." On December 29, 2016, the last reported sale price per share of our Common Stock was $9.05 per share.

You should read carefully this prospectus and any applicable prospectus supplement or free writing prospectus, together with the additional information described in this prospectus under the headings "Incorporation of Certain Information by Reference" and "Where You Can Find More Information," before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus. You should also consider the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in any applicable prospectus supplement, before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2016.

We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus prepared by or on behalf of us to which we have referred you. Neither we nor the selling stockholders take any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context indicates otherwise, references in this prospectus to "MYnd Analytics," the "Company," "we," "our" and "us" refer to MYnd Analytics, Inc. and our consolidated subsidiaries. The MYnd Analytics logo is a trademark of MYnd Analytics, Inc. All rights reserved.

Unless otherwise indicated, all share and per-share information appearing in this prospectus (including historical information) has been adjusted to reflect the 1-for-200 reverse split of our Common Stock, which was effected on September 21, 2016.

Information contained in, and that can be accessed through, our web site www.myndanalytics.com shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the shares offered hereunder.

ii

PROSPECTUS SUMMARY

The following summary highlights certain of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled "Risk Factors" and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

References in this prospectus to "MYnd Analytics," the "Company," "we," "our" and "us" refer to MYnd Analytics, Inc. and our consolidated subsidiaries.

The Company

Our Business

The Company is a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. The Company provides objective clinical decision support to mental healthcare providers for the personalized treatment of behavioral disorders, including depression, anxiety, bipolar disorder, post-traumatic stress disorder (“PTSD”) and other non-psychotic disorders. The Company uses its proprietary neurometric platform, PEER Online, to generate Psychiatric EEG Evaluation Registry (“PEER”) Reports to predict the likelihood of response by an individual to a range of medications prescribed for the treatment of behavioral disorders. We will be conducting clinical trials focused on military personnel and their family members who are suffering from depression, PTSD and mild traumatic brain injury in order to support clinical decisions in the treatment of depression and related disorders. We are also planning to commercialize our PEER Report by focusing on the following four areas:(i) Military and Veterans, (ii) commercial growth strategy outside of the US, initially through the Canadian Armed Forces, which will provide both NATO and Health Canada experience with our PEER technology, (iii) payer and self-insured markets and (iv) market entry of provider groups.

Corporate Information

Our principal executive offices are located at 26522 La Alameda, Suite 290, Mission Viejo, CA 92691, our telephone number is (949) 420-4400 and we maintain a website at www.myndanalytics.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus.

1

THE OFFERING

Common Stock being offered by the selling stockholders	1,630,906 shares, comprised of 1,263,406 shares issued upon conversion of certain secured convertible notes, 167,500 shares issued to certain current and former directors and officers, respectively, for their service in such capacity and 200,000 shares issued to accredited investors in private placement transactions.

Common Stock outstanding	2,261,061 shares as of December 29, 2016*.

Use of Proceeds	The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholders.

OTCQB Symbol	MYAN

Risk Factors

Investing in our securities involves a high degree of risk. For a discussion of factors to consider before deciding to invest in our Common Stock, you should carefully review and consider the "Risk Factors" section of this prospectus, as well as the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in any applicable prospectus supplement.

*Excludes an aggregate of 325,120 shares of Common Stock issuable upon the exercise of outstanding options under our incentive plans and 7,160 shares of Common Stock issuable upon the exercise of outstanding warrants.

Sources of Offering Securities

Note Conversion

Between September 22, 2014 and August 11, 2016, we issued an aggregate of $6.0 million of secured convertible notes (the "Notes") as part of a private placement convertible debt round of financing. On September 19, 2016, we exercised our right to effect a mandatory conversion of the Notes and, on September 21, 2016, converted the entire outstanding principal balance of $6.0 million, plus accrued interest of $317,000 on all of the Notes (the "Note Conversion") into 1,263,406 shares of Common Stock at a conversion price of $5.00 per share (the "Conversion Shares").

All 1,263,406 Conversion Shares being offered for resale by selling stockholders named herein pursuant to this prospectus were issued to holders of the Notes in connection with the Note Conversion.

Director and Officer Awards

Certain of our current and former officers and directors named herein as selling stockholders are offering for resale an aggregate of 167,500 shares of Common Stock granted to them for their service in such capacity (the "Award Shares"), including 1,250 shares of restricted Common Stock that are subject to vesting. The Award Shares were issued to such current and former directors and officers of the Company as summarized below.

On August 20, 2015, our Board of Directors (the "Board") approved an award of 3,750 shares of Common Stock to the Chairman of the Board in connection with her appointment to such position.

On April 5, 2016, the Board granted an aggregate of 23,750 shares of Common Stock to directors and officers in office, respectively, on such date for their service to the Company in such capacity, of which 1,250 shares of Common Stock are subject to vesting.

On September 22, 2016 and September 29, 2016, the Board granted an aggregate of 140,000 shares of Common Stock to certain directors for their service to the Board, subject to stockholder approval of an amendment to our 2012 Omnibus Incentive Compensation Plan. Our stockholders approved the amendment to our 2012 Omnibus Incentive Compensation Plan on November 1, 2016 at the annual meeting of stockholders.

2

The Private Placements

On November 30, 2016, December 21, 2016 and December 29, 2016, the Company sold and issued an aggregate of 240,000 shares of its Common Stock, at a per share price of $6.25, in private placement transactions (the "Private Placements") to a total of eleven accredited investors. Of the 240,000 shares sold and issued in the Private Placements, 200,000 of those shares (the "Private Placement Shares") are being registered hereby by certain of the selling stockholders named herein.

Affiliates of the Company participated in the Private Placements as follows: On November 30, 2016, Dr. Robin Smith, our Chairman of the Board, purchased 16,000 shares for $100,000; John Pappajohn, a member of the Board, purchased 32,000 shares for $200,000 and the Tierney Family Trust, of which our Board member, Thomas T. Tierney, is a trustee, purchased 32,000 shares for $200,000; and on December 29, 2016, John Pappajohn, a member of the Board, purchased 16,000 shares for $100,000.

In connection with the November 30, 2016 private placement, certain investors (comprised of our executive officers, current directors and certain former directors) agreed to a 180-day “lock-up”, commencing on November 30, 2016, with respect to shares of Common Stock and other of our securities that they beneficially own, including securities that are convertible into shares of Common Stock and securities that are exchangeable or exercisable for shares of Common Stock. As a result, subject to certain exceptions, for a period of 180 days following November 30, 2016, such persons may not offer, sell, pledge or otherwise dispose of these securities without the Company's prior written consent.

3

RISK FACTORS

Investing in MYnd Analytics involves a high degree of risk. You should consider carefully the risks and uncertainties described below, as well as the risks and uncertainties described in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended September 30, 2016, as updated in our Quarterly Report(s) on Form 10-Q, which descriptions are incorporated by reference in this prospectus in their entirety, as well as any risks and uncertainties described in any applicable prospectus supplement, before making an investment in our Common Stock. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the risks or uncertainties described below or in any of our other SEC filings or any additional risks and uncertainties actually arise or occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our Common Stock could decline, and you may lose some or all of your investment.

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms.

We had approximately $0.32 million in cash and cash equivalents at September 30, 2016 and approximately $1.05 million in cash and cash equivalents at December 29, 2016. On average, we expended approximately $250,000 of cash per month during the fiscal year ended September 30, 2016. Cash used in operations for the year ended September 30, 2016 was approximately $3.03 million. There can be no assurance that we will be able to obtain additional capital after we exhaust our current cash.

When we elect to raise additional funds or additional funds are required, we may raise such funds from time to time through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives, as well as through sales of Common Stock to Aspire Capital Fund, LLC ("Aspire Capital") under a common stock purchase agreement between us and Aspire Capital, dated as of December 6, 2016 (the "Purchase Agreement"), pursuant to which Aspire Capital is committed to purchase up to an aggregate of $10 million of our Common Stock (on any trading day that our stock price does not close below $0.50 per share) over the 30-month term of the Purchase Agreement.

Additional equity or debt financing or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing acquisition, licensing, development and commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed.

If we raise additional funds by issuing equity securities (including pursuant to the Purchase Agreement), our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences, which are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, our business, operating results, financial condition and prospects could be materially and adversely affected and we may be unable to continue our operations.

4

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, in addition to historical information, certain "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as "may," "will," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes" and "estimates," and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

•	our need for immediate additional funding to support our operations and capital expenditures;
•	our working capital deficit;
•	our history of operating losses;
•	our inability to gain widespread acceptance of our PEER Reports;
•	our inability to prevail in convincing the United States Food and Drug Administration (the “FDA”), that our rEEG or PEER Online service does not constitute a medical device and should, therefore, not be subject to regulations;
•	the possible imposition of fines or penalties by the FDA for alleged violations of its rules and regulations;
•	our revenue and prospects for profitability may be harmed;
•	our business may be subject to additional regulations in the future that could increase our compliance costs;
•	our operating results may fluctuate significantly and our stock price could decline or fluctuate if our results do not meet the expectation of analysts or investors;
•	our intellectual property position;
•	our inability to achieve greater and broader market acceptance of our products and services in existing and new market segments;
•	any negative or unfavorable media coverage;
•	our inability to generate and commercialize additional products and services;
•	our inability to comply with the substantial and evolving regulation by state and federal authorities, which could hinder, delay or prevent us from commercializing our products and services;
•	our inability to successfully compete against existing and future competitors;
•	delays or failure in clinical trials;
•	any losses we may incur as a result of litigation;
•	our inability to manage and maintain the growth of our business;
•	our inability to protect our intellectual property rights;
•	employee relations;
•	possible security breaches;
•	our ability to sell Common Stock to Aspire Capital under the Purchase Agreement;
•	possible personal injury claims in the future; and
•	our limited trading volume.

Additional risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this prospectus under the heading "Risk Factors" and in our Annual Report on Form 10-K for the year ended September 30, 2016 under the headings "Risk Factors" and "Business," as updated in our Quarterly Report(s) on Form 10-Q.

5

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

6

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders named herein. We will not receive any proceeds upon the sale of shares by the selling stockholders.

7

Selling StockholderS

The table below sets forth information concerning the sale of our shares of Common Stock by the selling stockholders identified therein. The selling stockholders acquired our Common Stock in private placement transactions. The total number of shares of Common Stock sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations. Unless otherwise stated below in the footnotes, to our knowledge, no selling stockholder, nor any affiliate of such stockholder: (i) has held any position or office with us during the three years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer.

Set forth below is the name of each selling stockholder and the amount and percentage of Common Stock owned by each (including shares which a stockholder has the right to acquire within 60 days, including upon exercise of options or warrants) prior to the offering, the shares to be sold in the offering, and the amount and percentage of Common Stock to be owned by each (including shares which a stockholder has the right to acquire within 60 days, including upon exercise of options or warrants) after the offering assuming all shares are sold.

We are registering 1,630,906 shares of Common Stock, including 1,263,406 Conversion Shares, 167,500 Award Shares and 200,000 Private Placement Shares. For a more complete summary of the foregoing, refer to the disclosure under the headings “Prospectus Summary—Source of Offering Securities―Note Conversion”, “—Director and Officer Awards” and "—The Private Placements" beginning on page 2 of this prospectus.

Additionally, a group of selling stockholders comprised of our executive officers and current and former directors,  agreed to a 180-day “lock-up”, commencing on November 30, 2016, with respect to shares of Common Stock and other of our securities that they beneficially own, including securities that are convertible into shares of Common Stock and securities that are exchangeable or exercisable for shares of Common Stock. As a result, subject to certain exceptions, for a period of 180 days following November 30, 2016, such persons may not offer, sell, pledge or otherwise dispose of these securities without the Company's prior written consent.

The following table is based on information current as of December 29, 2016. Subject to the lock-up restrictions referenced above, the selling stockholders may sell all or some of the shares of Common Stock they are offering, and may sell unless indicated otherwise in the footnotes below shares of our Common Stock otherwise than pursuant to this prospectus. The tables below assume that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Name of Selling Stockholder	Shares Beneficially Owned Pre- Offering (1)	% Owned Pre- Offering (2)	Number of Shares Being Offered	Number of Shares Post- Offering	% of Shares Post- Offering (2)

RSJ PE(3)	466,364	20.62%	465,704	660	*
John Pappajohn(4)	426,364	18.84%	359,748	66,616	2.94%
Thomas T. Tierney(5)(6)	238,325	10.53%	189,328	48,997	2.17%
Tierney Family Trust(6)	216,345	9.57%	169,328	47,017	2.08%
Robert J. Follman(7)(8)	169,691	7.50%	135,324	34,367	1.52%
Follman Trust(8)	147,781	6.54%	115,324	32,457	1.44%
Robin L. Smith, MD(9)	115,186	5.04%	85,526	29,660	1.30%
George C. Carpenter IV(10)	65,338	2.85%	25,254	40,084	1.75%
Jill Carpenter(10)	26,504	1.17%	20,254	6,250	*
Oman Ventures LLC(11)	44,089	1.95%	44,089	-	*
JTL Consulting Inc.	40,647	1.80%	40,647	-	*
Paul Buck(12)	33,850	1.48%	5,000	28,850	1.26%
Michael L. Meyer Living Trust	33,063	1.46%	33,063	-	*
Geoffrey E. Harris(13)	25,218	1.11%	24,558	660	*
Bio Brit LLC	27,025	1.20%	22,025	5,000	*
Avena Inc.	16,000	*	16,000	-	*
HP Capital Partners Ltd	16,000	*	16,000	-	*
Edward L. Scanlon	30,685	1.37%	20,477	10,208	*
LH Partners	10,521	*	10,521	-	*
Nicale Partners	10,583	*	10,521	62	*
NYMC Investors	10,521	*	10,521	-	*
PMA Ltd.	13,021	*	10,521	2,500	*
Brandt Ventures GP(14)	10,207	*	10,047	160	*
Gus Chafoulias	32,000	1.42%	32,000	-	*
Aracle Management, LLC	8,000	*	8,000	-	*
Asclepius Life Sciences Fund LP	8,000	*	8,000	-	*
Wang Kin Tse	8,000	*	8,000	-	*
Gladys Fenner Gay Lebreton	5,512	*	5,512	-	*
Frank L. Peters	6,512	*	5,512	1,000	*
Laurie L. Labruzzo	6,254	*	5,254	1,000	*
Patricia Fischer	6,254	*	5,254	1,000	*
Andrew Sassine(15)	23,263	1.03%	1,250	22,013	*
Zachary McAdoo(16)	11,807	*	1,250	10,557	*
Harman Investments, L.P.	16,000	*	16,000	-	*

8

* Less than 1%.

(1)            Beneficial ownership includes shares of Common Stock as to which a person or group has sole or shared voting power or dispositive power. Shares of Common Stock registered hereunder, as well as shares of Common Stock subject to options, warrants or other convertible securities that are exercisable or convertible currently or within 60 days of December 29, 2016, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such shares of Common Stock, options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

(2)            Based on 2,261,061 shares of Common Stock outstanding as of December 29, 2016.

(3)            Consists of (a) 465,704 shares of Common Stock and (b) 660 shares of Common Stock issuable upon the exercise of vested and exercisable options. Michal Votruba is a director of RSJ Private Equity investiční fond s proměnným základním kapitálem (“RSJ PE”). Mr. Votruba has been a member of our Board since July 30, 2015.

(4)            Consists of (a) 424,412 shares of Common Stock and (b) 1,952 shares of Common Stock issuable upon the exercise of vested and exercisable options. Mr. Pappajohn has been a member of the Board since August 26, 2009.

(5)            Consists of (a) 20,000 shares of Common Stock, and 1,980 shares of Common Stock issuable upon the exercise of vested and exercisable options, held directly by Thomas Tierney and (b) 216,345 shares of Common Stock held by the Thomas T. and Elizabeth C. Tierney Family Trust (the "Tierney Family Trust"). Mr. Tierney is trustee of the Tierney Family Trust. Mr. Tierney was a member and Chairman of the Board from February 25, 2013 until May 22, 2015, and rejoined the Board on September 29, 2016.

(6)            Consists of 216,345 shares of Common Stock held by the Tierney Family Trust. Mr. Tierney is trustee of the Tierney Family Trust.

(7)            Consists of (a) 20,000 shares of Common Stock, and 1,910 shares of Common Stock issuable upon the exercise of vested and exercisable options, held directly by Robert Follman and (b) 147,781 shares of Common Stock held under the Declaration of Trust of Robert J. Follman and Carole A. Follman, dated August 14, 1979 (the "Follman Trust"). Mr. Follman is trustee of the Follman Trust. Mr. Follman has been a member of the Board since February 25, 2013.

(8)            Consists of (a) 147,781 shares of Common Stock held by the Follman Trust. Mr. Follman is trustee of the Follman Trust.

(9)            Consists of (a) 90,526 shares of Common Stock, and (b) 24,660 shares of Common Stock issuable upon the exercise of vested and exercisable options. Dr. Smith has been the Chairman of the Board since August 20, 2015.

(10)          Consists of (a) 32,209 shares of Common Stock of which 5,705 are held in Mr. Carpenter’s name and 25,504 are held in the name of George and, his spouse, Jill Carpenter and (b) 33,129 shares of Common Stock issuable upon the exercise of vested and exercisable options held in the name of George Carpenter. Mr. Carpenter has been our Chief Executive Officer since April 2009 and our President since April 29, 2011. Mrs. Carpenter operates an entity named Decision Calculus Associates ("DCA"). Pursuant to a consulting agreement, DCA has provided marketing services to us since May 2013 (excluding the period from March 2015 through July 2015).

(11)          Oman Ventures LLC is beneficially owned by Mark and Jill Oman, who, collectively, are former beneficial owners of more than 5% of our Common Stock.

9

(12)          Consists of (a) 8,425 shares of Common Stock and (b) 25,425 shares of Common Stock issuable upon the exercise of vested and exercisable options. Mr. Buck has been our Chief Financial Officer since February 18, 2010.

(13)          Consists of (a) 24,558 shares of Common Stock and (b) 660 shares of Common Stock issuable upon the exercise of vested and exercisable options. Mr. Harris has been a member of the board since July 30, 2015.

(14)          Brandt Ventures GP was issued these Conversion Shares upon conversion of the note issued to it as part of the Company's settlement of its litigation with Leonard J. Brandt (our former CEO) and Brandt Ventures GP.

(15)          Mr. Sassine was a member of our Board from February 25, 2013 to November 1, 2016.

(16)          Mr. McAdoo was a member of our Board from November 21, 2011 to November 1, 2016.

10

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial and other ownership of the shares of our Common Stock as of December 29, 2016:

•	Each person whom we know to be the beneficial owner of 5% or more of our outstanding Common Stock;
•	Each of our executive officers;
•	Each of our current directors; and
•	All of our executive officers and directors as a group.

Applicable percentage ownership interest as of December 29, 2016 is based on 2,261,061 shares of issued and outstanding Common Stock.

Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. For purposes of such calculation, shares of our Common Stock subject to options, warrants and convertible promissory notes issued by us (and convertible interest on those notes) that are currently exercisable or convertible, or exercisable or convertible within sixty days from December 29, 2016, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible promissory notes, as applicable, for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more stockholders named below is c/o MYnd Analytics, Inc., 26522 La Alameda, Suite 290, Mission Viejo, CA 92691.  There are no shares of any other class or series of stock issued and outstanding.

	Shares Beneficially Owned as of December 29, 2016

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding

Executive Officers and Directors:

George Carpenter (1)
President and Chief Executive Officer	65,338	2.85%

Paul Buck (2)
Chief Financial Officer and Secretary	33,850	1.48%

Robin L. Smith (3)
Chairman of the Board of Directors	115,186	5.04%

John Pappajohn (4)
Director	426,364	18.84%

Robert J. Follman (5)
Director	169,691	7.50%

Michal Votruba (6)
Director	-	*

Geoffrey E. Harris (7)
Director	25,218	1.11%

Thomas T. Tierney(8)
Director	238,325	10.53%

Directors and officers as a group (8 persons) (9)	1,073,972	45.69%

Non-Director 5%+ Stockholders:

RSJ PE (10)	466,364	20.62%

11

* Less than 0.1%

(1)	Consists of (a) 32,209 shares of Common Stock and (b) 33,129 shares of Common Stock issuable upon the exercise of vested and exercisable options. Mr. Carpenter has been our Chief Executive Officer since April 2009 and our President since April 29, 2011.

(2)	Consists of (a) 8,425 shares of Common Stock and (b) 25,425 shares of Common Stock issuable upon the exercise of vested and exercisable options. Mr. Buck has been our Chief Financial Officer since February 18, 2010.

(3)	Consists of (a) 90,526 shares of Common Stock and (b) 24,660 shares of Common Stock issuable upon the exercise of vested and exercisable options. Dr. Smith has been the Chairman of the Board since August 20, 2015.

(4)	Consists of (a) 424,412 shares of Common Stock and (b) 1,952 shares of Common Stock issuable upon the exercise of vested and exercisable options. Mr. Pappajohn has been a member of the Board since August 26, 2009.

(5)	Consists of (a) 20,000 shares of Common Stock, and 1,910 shares of Common Stock issuable upon the exercise of vested and exercisable options, held directly by Robert Follman and (b) 147,781 shares of Common Stock held by the Follman Trust. Mr. Follman is trustee of the Follman Trust. Mr. Follman has been a member of the Board since February 25, 2013.

(6)	Mr. Votruba is a representative of RSJ PE; refer to footnote (10) below, as all of his granted shares and options to purchase Common Shares are assigned to RSJ PE, including 21,250 shares of Common Stock and 660 shares of Common Stock issuable upon the exercise of vested and exercisable options. Mr. Votruba has been a member of the Board since July 30, 2015.

(7)	Consists of (a) 24,558 shares of Common Stock and (b) 660 shares of Common Stock issuable upon the exercise of vested and exercisable options. Mr. Harris has been a member of the board since July 30, 2015.

(8)	Consists of (a) 20,000 shares of Common Stock, and 1,980 shares of Common Stock issuable upon the exercise of vested and exercisable options, held directly by Thomas Tierney and (b) 216,345 shares of Common Stock held by the Tierney Family Trust. Mr. Tierney is trustee of the Tierney Family Trust. Mr. Tierney was a member and Chairman of the Board from February 25, 2013 until May 22, 2015, and rejoined the Board on September 29, 2016.

(9)	Consists of (a) 984,256 shares of Common Stock and (b) 89,716 shares of Common Stock issuable upon the exercise of vested and exercisable options.

(10)	Consists of (a) 465,704 shares of Common Stock and (b) 660 shares of Common Stock issuable upon the exercise of vested and exercisable options. The address of RSJ PE is Na Florenci 2116/15, 110 00 Prague 1, Czech Republic.

12

Plan of Distribution

The selling stockholders, which for this purpose includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, dividend, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares may be traded at the time of such sale, transfer or other disposition, or in private transactions. These sales or other dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling our shares or interests in our shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or under Section 4(a)(1) of the Securities Act, if available, rather than by means of this prospectus.

Notwithstanding the foregoing, in connection with private placements among the Company and certain accredited investors (including certain selling stockholders) that closed on November 30, 2016 (the "Initial Closing"), certain selling stockholders have agreed to a 180-day “lock-up” with respect to shares of Common Stock and other of our securities that they beneficially own, including securities that are convertible into shares of Common Stock and securities that are exchangeable or exercisable for shares of Common Stock. This means that, subject to certain exceptions, for a period of 180 days following the Initial Closing, such persons may not offer, sell, pledge or otherwise dispose of these securities without our prior written consent.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of our shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer our shares in other circumstances, in which case the transferees, pledgees or other successors will be the selling beneficial owners for purposes of this prospectus.

13

In connection with the sale of our Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our shares in the course of hedging the positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from sales of shares by the selling stockholders.

In connection with the sale of shares of Common Stock covered by this prospectus, broker-dealers may receive commissions or other compensation from a selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares of Common Stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares of Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on behalf of a selling stockholder that participate in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of Common Stock by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate amount of compensation in the form of underwriting discounts, concessions, commissions or fees and any profit on the resale of shares by the selling stockholders that may be deemed to be underwriting compensation pursuant to Financial Industry Regulatory Authority, Inc., rules and regulations will not exceed applicable limits.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the shares of our Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to our Common Stock.

14

We will pay all expenses of the registration of the Common Stock for resale by the selling stockholders, including, without limitation, filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it.

15

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Dentons US LLP, New York, New York.

EXPERTS

The financial statements of MYnd Analytics, Inc. appearing in the Company’s annual report on Form 10-K for the year ended September 30, 2016 have been audited by Anton & Chia, LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the Common Stock offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including MYnd Analytics, Inc. The SEC’s Internet site can be found at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 26522 La Alameda, Suite 290, Mission Viejo, California 92691 or telephoning us at (949) 420-4400.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.myndanalytics.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference the documents listed below (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary), which we have already filed with the SEC: .

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed with the SEC on December 22, 2016;

•	our Current Reports on Form 8-K filed with the SEC on (i) October 5, 2016, (ii) November 2, 2016, (iii) December 6, 2016 and (iv) December 22, 2016;

•	our definitive proxy statement on Schedule 14A for our 2016 annual meeting of stockholders, filed with the SEC on October 6, 2016; and

•	the description of our Common Stock set forth in the Registrant’s Registration Statement on Form 8-A (File No. 001-35527), filed with the SEC on April 26, 2012, including any amendments or reports filed for the purpose of updating such description.

16

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

MYnd Analytics, Inc.

26522 La Alameda, Suite 290

Mission Viejo, California 92691

Telephone: (949) 420-4400

You also may access these filings on our Internet site at www.myndanalytics.com. Our web site and the information contained on that site, or connected to that site, are not incorporated into this prospectus or the registration statement of which this prospectus is a part.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement of which this prospectus is a part. You should read the exhibits carefully for provisions that may be important to you. Neither we nor the selling stockholder authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery.

17

1,630,906 Shares

Common Stock

______________________

PROSPECTUS

______________________

, 2016

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, payable by the Company in connection with the registration and sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee	$1,710.65
Printing and mailing expenses	5,000
Accounting fees and expenses	3,500
Legal fees and expenses	50,000
Miscellaneous	2,789.35
Total expenses	$63,000

ITEM 14.  Indemnification of Directors and Officers.

The Delaware General Corporation Law and certain provisions of our certificate of incorporation and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities.  A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our certificate of incorporation, bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe their actions were unlawful.  Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action.  In such actions, unless the court determines otherwise, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable to the corporation.

Indemnification may also be granted pursuant to the terms of agreements which we are currently party to with each of our directors and executive officers, agreements which we may enter into in the future or pursuant to a vote of stockholders or directors.  Delaware law and our certificate of incorporation also grant the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.  There is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

ITEM 15.  Recent Sales of Unregistered Securities.

The Company has sold the securities described below within the past three years which were not registered under the Securities Act. All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D thereunder, as the securities were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

Private Placement of Convertible Notes

From October 4, 2013, through February 14, 2014, 29 accredited investors purchased an aggregate of 5,900,000 shares of Common Stock, at a price of $50.00 per share pursuant to private placements. The Company received gross aggregate cash proceeds of $1,475,000.

Between November 11, 2013, and December 20, 2013, the Company issued an aggregate of 1,446,380 shares of its Common Stock valued at $361,500, as full and complete settlement of trade payables totaling an aggregate $1,466,800 owed to two creditors who are also accredited investors.

From July 8, 2014 through July 23, 2014, 8 accredited investors purchased an aggregate of 1,040,000 shares of Common Stock, at a price of $50.00 per share pursuant to private placements. The Company received gross aggregate cash proceeds of $260,000.

Between September 22, 2014, and July 20, 2015, the Company entered into a Note Purchase Agreement (the "Original Note Purchase Agreement") in connection with a bridge financing, with nine accredited investors, including lead investor RSJ Private Equity investiční fond s proměnným základním kapitálem ("RSJ PE"). Pursuant to the Original Note Purchase Agreement, the Company issued fifteen secured convertible promissory notes (each, a "September 2014 Note") in the aggregate principal amount of $2.29 million. Of this amount, RSJ PE purchased a September 2014 Note for $750,000. Michal Votruba, a Director for Life Sciences for the RSJ/Gradus Fund, subsequently joined our Board on July 30, 2015. The September 2014 Notes were also purchased by four additional affiliates of the Company (refer to the Note Issuance and Conversion Table below).

The Original Note Purchase Agreement provided for the issuance and sale of September 2014 Notes in the aggregate principal amount of up to $2.5 million, in one or more closings to occur over a six-month period beginning September 22, 2014. The Original Note Purchase Agreement also provided that the Company and the holders of the September 2014 Notes enter into a registration rights agreement covering the registration of the resale of the shares of the Common Stock underlying the September 2014 Notes.

On April 14, 2015, the Company entered into Amendment No. 1 to the Original Note Purchase Agreement with the majority of the noteholders in principal, dated as of April 14, 2015 ("Amendment No. 1"), pursuant to which: (i) the aggregate principal amount of notes provided for issuance was increased by $0.5 million to a total of $3.0 million, and (ii) the period to raise the $3.0 million was extended to September 30, 2015. The Company subsequently amended and restated the Original Note Purchase Agreement solely to update for the changes made pursuant to Amendment No. 1 (such amended and restated agreement, together with the Original Note Purchase Agreement, the "Note Purchase Agreement").

On September 14, 2015, the Company entered into an Omnibus Amendment (the "Omnibus Amendment") to the Note Purchase Agreement and the notes purchased and sold pursuant thereto, with the majority of the noteholders to fix the conversion price of all notes at $10.00 per share (as adjusted for stock splits, stock dividends, combinations or the like affecting the Common Stock) (the "Fixed Conversion Price") (i) automatically, in the event of a qualified financing of not less than $5 million, or (ii) voluntarily, within 15 days prior to the maturity date of the note. The Omnibus Amendment also amended the form of note attached to the Note Purchase Agreement to reflect the Fixed Conversion Price.

Subsequently thereto, on September 14, 15 and 24, 2015, the Company entered into a Note Purchase Agreement, as amended by the Omnibus Amendment, with each of six accredited investors, in connection with a bridge financing. Pursuant to these Note Purchase Agreements, the Company issued an aggregate principal amount of $710,000 of secured convertible promissory notes (collectively, the "September 2015 Notes," and together with the September 2014 Notes and all other notes purchased and sold pursuant to the Note Purchase Agreement, the "Notes"), which amount also represents the gross proceeds to the Company from the September 2015 Notes. Four of the six September 2015 Notes were purchased by affiliates of the Company, or an entity under such affiliate’s control (refer to the Note Issuance and Conversion Table below)

Through December 23, 2015, and prior to further amendments to the Notes, all of the Notes were scheduled to mature on March 21, 2016, (subject to earlier conversion or prepayment), and earned interest at a rate of 5% per annum with interest payable at maturity. The Notes could not be prepaid without the prior written consent of the holder of such Notes. The Notes were secured by a security interest in the Company’s intellectual property, as detailed in a security agreement. Upon a change of control of the Company, the holder of a Note had the option to have the Note repaid with a premium equal to 50% of the outstanding principal.

II-2

On December 23, 2015, the Company entered into a Second Amended and Restated Note and Warrant Purchase Agreement (which further amended and restated the Note Purchase Agreement, as modified by the Omnibus Amendment) (the "Second Amended Note & Warrant Agreement") with each of 16 accredited investors, pursuant to which (i) the aggregate principal amount of Notes available for issuance was increased from $3.0 million to up to $6.0 million, (ii) the maturity date of the Notes outstanding prior to such amendment was extended from March 21, 2016 to December 31, 2017, (iii) the time during which Notes may be issued was extended and (iv) certain warrants were issued to holders of both previously issued and Notes issued under the Second Amended Note & Warrant Agreement.

Pursuant to the Second Amended Note & Warrant Agreement, on December 23 and December 28, 2015, the Company issued to the two purchasers thereof, who are both affiliates (refer to the Note Issuance and Conversion Table below) of the Company, (i) an aggregate principal amount of $1,000,000 of secured convertible promissory notes (each, a "December 2015 Note"), which amount also represents the gross proceeds to the Company from the December 2015 Notes, and (ii) a Note Warrant to each holder of December 2015 Notes to purchase the Company's Common Stock, in an amount equal to 100% of the shares underlying their December 2015 Note (each, a "Note Warrant"). Each Note Warrant was exercisable, in whole or in part, during the period beginning on the date of its issuance, and ending on the earlier of (i) December 31, 2020 and (ii) the date that was forty-five (45) days following the date on which the daily closing price of shares of the Company's Common Stock quoted on the OTCQB Venture Marketplace (or other bulletin board or exchange on which the Company's Common Stock is traded or listed) exceeded $50.00 for at least ten (10) consecutive trading days. The Note Warrants were subsequently cancelled. For additional details on cancellation of the Note Warrants, see "―Note Conversion and Warrant Cancellation" below.

Between February 23, 2016 and June 30, 2016, the Company issued to seven accredited investor purchasers thereof (i) an aggregate principal amount of $1,100,000 in eight separate Notes and (ii) a warrant to each holder of such Notes to purchase the Company's Common Stock, in an amount equal to 100% of the shares underlying their respective Note (each, also a "Note Warrant"). A total of 110,000 shares of Common Stock in the aggregate were underlying these Note Warrants. Five of the purchasers were affiliates of the Company (refer to the Note Issuance and Conversion Table below). The Note Warrants were subsequently cancelled. For additional details on cancellation of the Note Warrants, see "―Note Conversion and Warrant Cancellation" below.

Also on December 23, 2015, in consideration for the agreement to extend the maturity date of the Notes, the Company issued to holders of all Notes outstanding prior to the date of the Second Amended Note & Warrant Agreement, warrants to purchase an aggregate of 300,000 shares of Common Stock (the "Extension Warrants", together with the Note Warrants, the "Warrants"). All Warrants had identical terms. Each such holder was issued an Extension Warrant to purchase Common Stock in an amount equal to 100% of the shares underlying each such holder's previously outstanding Notes. Extension Warrants were issued to affiliates (refer to the Note Issuance and Conversion Table below). All Note Warrants and Extension Warrants were subsequently cancelled upon conversion of the Notes. For additional details on cancellation of the Warrants, see "―Note Conversion and Warrant Cancellation" below.

On August 15, 2016, the Company entered into an Amendment No. 1 to the Second Amended Note and Warrant Agreement with the investors party thereto to extend the time during which the Notes and the Warrants could be issued under the Second Amended Note and Warrant Agreement from August 11, 2016 to September 1, 2016.

On September 19, 2016, the Company entered into a Second Omnibus Amendment (the "Second Omnibus Amendment"), with a majority of over 80% of the noteholders, thereby amending: (i) the Notes, (ii) the Second Amended Note and Warrant Agreement, as amended and (iii) the Warrants. Pursuant to the Second Omnibus Amendment, the Company had the option, exercisable at any time after September 1, 2016, to mandatorily convert all Notes into shares of the Company's Common Stock at $5.00 per share (the "Mandatory Conversion").

Note Conversion and Warrant Cancellation

On September 19, 2016, pursuant to the Second Omnibus Amendment, the Company exercised the Mandatory Conversion and, on September 21, 2016, (i) converted the entire outstanding principal balance of $6,000,000, plus accrued interest of $317,000 on all of the Notes into 1,263,406 shares of the Company's Common Stock at a conversion price of $5.00 per share and (ii) cancelled all Warrants.

II-3

The below table sets forth details regarding the shares issued to certain related parties upon the Company's exercise of the Mandatory Conversion:

Note Issuance and Conversion Table:

Note Holder		Principal Amount	Accrued Interest at Conversion	Shares issued on Conversion
Original Note Purchase Agreement
Note Date Range Sept 22,2014 to July 20,2015
RSJ Private Equity	(1)	$750,000	$76,200	165,246
John Pappajohn	(2)	200,000	20,400	44,089
John Pappajohn	(5)	200,000	14,200	42,820
Tierney Family Trust	(3)	540,000	46,000	117,199
Follman Family Trust	(4)	100,000	7,700	21,538
Oman Ventures	(6)	200,000	20,400	44,089
4 Accredited Investors		300,000	30,600	66,112
Subtotal for First Round		$2,290,000

Omnibus Amendment Sept 14, 2015
Note Date Range Sept 14,2015 to September 24, 2015
RSJ Private Equity	(1)	$350,000	17,300	73,462
Robin Smith	(2)	60,000	3,100	12,611
John Pappajohn	(2)	100,000	5,100	21,015
Follman Family Trust	(4)	150,000	7,600	31,522
2 Accredited Investors		50,000	2,500	10,508
Subtotal for Second Round		$710,000

Second Amended Note December 23 & 28, 2015
RSJ Private Equity	(1)	$750,000	27,300	155,465
John Pappajohn	(2)	250,000	9,300	51,856
Subtotal for Third Round		$1,000,000

Note Date Range Feb 23,2016 to August 16, 2016
RSJ Private Equity	(1)	$250,000	1,400	50,281
Robin Smith	(2)	40,000	800	8,165
John Pappajohn	(2)	850,000	14,000	172,802
Tierney Family Trust	(3)	100,000	600	20,129
Follman Family Trust	(4)	300,000	5,100	61,014
Carpenter, George & Jill	(7)	100,000	1,300	20,254
Harris, Geoffrey	(2)	10,000	300	2,058
2 Accredited Investors		300,000	5,600	61,124
Brandt Ventures	(8)	50,000	200	10,047
Subtotal for Final Round		$2,000,000

Balances Converted September 19, 2016		$6,000,000	$317,000	1,263,406

(1)	RSJ PE is a greater than 5% shareholder. Michal Votruba, a Director for Life Sciences for the RSJ/Gradus Fund, joined our Board on July 30, 2015.
(2)	Member of the Board.
(3)	Thomas Tierney is a trustee of the Tierney Family Trust. Mr. Tierney originally joined the Board on February 25, 2013 and served as Chairman of the Board from March 26, 2013 through his resignation on May 22, 2015. On September 29, 2016 Mr. Tierney rejoined the Board. The Tierney Family Trust is a greater than 5% shareholder of the Company.
(4)	Robert Follman is a trustee of the Follman Family Trust and is a member of the Board.
(5)	John Pappajohn is a member of the Board. He purchased $200,000 of Notes, which on September 6, 2015, were assigned to four accredited investors. Approximately $10,400 of the total interest was attributable to such transferred Notes, resulting in an aggregate of 42,084 shares being issued upon the Mandatory Conversion of such transferred Notes.

(6)	Mark & Jill Oman are the beneficial owners of Oman Ventures and were greater than 5% shareholders of the Company.
(7)	George Carpenter is the CEO of the Company.
(8)	Brandt Ventures was issued this note as part of the Company’s settlement of its litigation with Leonard Brandt (a former director of the Company) and Brandt Ventures.

II-4

Private Placement of Common Stock

On November 30, 2016, the Company entered into a subscription agreement with six accredited investors, pursuant to which it sold and issued an aggregate of 160,000 shares of its Common Stock in a private placement, at a per share price of $6.25, and received gross cash proceeds of $1,000,000. Aspire Capital purchased an aggregate of 40,000 shares of Common Stock for $250,000 as part of this private placement. Three of the six accredited investors who participated in the private placement were affiliates who represented 50% of the cash proceeds as follows: Dr. Robin Smith, our Chairman of the Board, purchased 16,000 shares for $100,000; John Pappajohn, a member of the Board, purchased 32,000 shares for $200,000; and the Tierney Family Trust, of which our Board member, Thomas Tierney is a trustee, purchased 32,000 shares for $200,000. In connection with this private placement, certain investors (comprised of our executive officers and current and former directors) agreed to a 180-day “lock-up”, commencing on November 30, 2016, with respect to shares of Common Stock and other of our securities that they beneficially own, including securities that are convertible into shares of Common Stock and securities that are exchangeable or exercisable for shares of Common Stock. As a result, subject to certain exceptions, for a period of 180 days following November 30, 2016, such persons may not offer, sell, pledge or otherwise dispose of these securities without the Company's prior written consent.

On December 21, 2016, the Company sold and issued a further 48,000 shares of its Common Stock, at a per share price of $6.25, in a private placement to four accredited investors who were new to the Company, for which it received gross cash proceeds of $300,000.

On December 29, 2016, the Company sold and issued a further 32,000 shares of its Common Stock, at a per share price of $6.25, in a private placement to two accredited investors, one an affiliate and the other a new investor in the Company, for which the Company received gross cash proceeds of $200,000. The affiliate investor was John Pappajohn, a member of the Board who purchased 16,000 shares for $100,000.

The Aspire Capital Equity Line

On December 6, 2016, the Company, entered into a common stock purchase agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”) which is committed to purchase up to an aggregate of $10.0 million of shares of Common Stock over the 30-month term of the Purchase Agreement. Concurrently with entering into the Purchase Agreement, the Company also entered into a registration rights agreement with Aspire Capital (the “Registration Rights Agreement”), in which the Company agreed to file one or more registration statements registering the sale of the shares of Common Stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

Under the Purchase Agreement, after the SEC has declared effective the registration statement referred to above, on any trading day selected by the Company on which the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company has the right, in its sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase up to 50,000 shares of Common Stock per business day, up to $10.0 million of the Company’s Common Stock in the aggregate at a per share purchase price equal to the lesser of:

1)	the lowest sale price of Common Stock on the purchase date; or

2)	the arithmetic average of the three (3) lowest closing sale prices for Common Stock during the twelve (12) consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which the Company submits a purchase notice to Aspire Capital in an amount equal to 50,000 shares and the closing sale price of the Company's stock is greater than $0.50 per share, the Company also has the right, in its sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of Common Stock traded on its principal market on the next trading day (the “VWAP Purchase Date”), subject to a maximum number of shares the Company may determine. The purchase price per share pursuant to such VWAP Purchase Notice is generally 95% of the volume-weighted average price for Common Stock traded on its principal market on the VWAP Purchase Date.

The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the period(s) used to compute the Purchase Price. The Company may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

II-5

The Purchase Agreement provides that the Company and Aspire Capital will not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of the Company’s Common Stock is less than $0.50. There are no trading volume requirements or restrictions under the Purchase Agreement, and the Company will control the timing and amount of sales of Common Stock to Aspire Capital. Aspire Capital has no right to require any sales by the Company, but is obligated to make purchases from the Company as directed by the Company in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, the Company issued to Aspire Capital 80,000 shares of Common Stock (the “Commitment Shares”). The Purchase Agreement may be terminated by the Company at any time, at its discretion, without any cost to the Company. Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of Common Stock during any time prior to the termination of the Purchase Agreement. Any proceeds from the Company receives under the Purchase Agreement are expected to be used for working capital and general corporate purposes.

II-6

ITEM 16.  Exhibits and Financial Statement Schedules.

(a)            The exhibits listed under the caption "Exhibit Index" following the signature page are filed herewith or incorporated by reference herein.

(b)            Financial Statement Schedules

No financial statement schedules are provided because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mission Viejo, State of California, on December 30, 2016.

MYND ANALYTICS, INC.
(Registrant)

By:	/s/ George C. Carpenter IV
George C. Carpenter IV
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints George C. Carpenter IV and Paul Buck, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of MYnd Therapeutics, Inc., and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ George C. Carpenter IV	Chief Executive Officer	December 30, 2016
George C. Carpenter IV	(Principal Executive Officer)

/s/ Paul Buck	Chief Financial Officer	December 30, 2016
Paul Buck	(Principal Financial and Accounting Officer)

/s/ Robin L. Smith, M.D.	Chairman of the Board	December 30, 2016
Robin L. Smith, M.D.

/s/ Robert J. Follman	Director	December 30, 2016
Robert J. Follman

/s/ Geoffrey E. Harris	Director	December 30, 2016
Geoffrey E. Harris

/s/ John Pappajohn	Director	December 30, 2016
John Pappajohn

/s/ Thomas T. Tierney	Director	December 30, 2016
Thomas T. Tierney

/s/ Michal Votruba	Director	December 30, 2016
Michal Votruba

II-8

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger by and among Strativation, Inc., CNS Merger Corporation and CNS Response, Inc. dated as of January 16, 2007. Incorporated by reference to Exhibit No. 10.1 to the Registrant’s Current Report on Form 8-K filed on January 22, 2007 (File No. 000-26285).

2.2	Amendment No. 1 to Agreement and Plan of Merger by and among Strativation, Inc., CNS Merger Corporation, and CNS Response, Inc. dated as of February 28, 2007. Incorporated by reference to Exhibit No. 10.1 to the Registrant’s Current Report on Form 8-K filed on March 1, 2007 (File No. 000-26285).

3.1	Certificate of Incorporation, as amended. Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

3.2	Bylaws. Incorporated by reference to Exhibit No. 3.1 to the Registrant’s Current Report on Form 8-K filed on March 28, 2012.

4.1†	Amended and Restated 2006 Stock Incentive Plan. Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 1, 2010.

4.2†	Amended and Restated 2012 Omnibus Incentive Compensation Plan. Incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on October 6, 2016 (File No. 000-26285).

4.3	Sample Stock Certificate. Incorporated by reference to Exhibit 4.4 to the Registrant’s Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-173934) filed on April 25, 2012.

4.4	Form of Restricted Share Agreement under the MYnd Analytics, Inc. Amended and Restated 2012 Omnibus Incentive Compensation Plan. Incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

4.5	Form of ISO Stock Option Award Certificate under the MYnd Analytics, Inc. Amended and Restated 2012 Omnibus Incentive Compensation Plan. Incorporated by reference to Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

4.6	Form of NQSO Stock Option Award Certificate under the MYnd Analytics, Inc. Amended and Restated 2012 Omnibus Incentive Compensation Plan. Incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

5.1*	Opinion of Dentons US LLP.

10.1†	Employment Agreement by and between the Registrant and George Carpenter dated October 1, 2007. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 5, 2007 (File No. 000-26285).

10.2	Stock Purchase Agreement by and among Colorado CNS Response, Inc., Neuro-Therapy, P.C. and Daniel A. Hoffman, M.D. dated January 11, 2008. Incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K filed on January 13, 2009.

10.3†	Employment Agreement by and between the Registrant and Paul Buck effective as of February 18, 2010. Incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed on July 6, 2010.

10.4	Form of Placement Agent Warrant issued to Monarch Capital Group, LLC. Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on October 27, 2010 (File No. 000-26285).

10.5	Form of Agreement to Amend Placement Agent Warrants, dated as of June 3, 2011, between the Registrant and the holders of the Placement Agent Warrants issued pursuant to the September 30, 2010 and January 19, 2011 engagement agreements between the Registrant and Monarch Capital Group LLC and the April 15, 2011 engagement agreement between the Registrant and Antaeus Capital, Inc. Incorporated by reference to Exhibit 10.51 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-173934) filed on June 20, 2011.

II-9

10.6	Form of Agreement to Amend Warrants issued to staff members of Equity Dynamics for consulting and support services, dated as of June 8, 2011. Incorporated by reference to Exhibit 10.52 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-173934) filed on June 20, 2011.

10.7	Form of Amendment to Stock Option Agreement. Incorporated by reference to Exhibit 10.53 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-173934) filed on June 20, 2011.

10.8	Form of Employment Compensation Forfeiture and Exchange Agreement entered into as of December 16, 2013 by and among the Company and its senior employees. Incorporated by reference to Exhibit 10.86 to the Registrant’s Quarterly Report on Form 10-Q filed on February 13, 2014.

10.9	Form of Note Purchase Agreement. Incorporated by reference to Exhibit 10.89 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2014.

10.10	Form of Security Agreement. Incorporated by reference to Exhibit 10.90 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2014.

10.11	Form of Registration Rights Agreement made as of September 22, 2014, by and between the Company and the investor(s) signatory thereto. Incorporated by reference to Exhibit 10.91 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2014.

10.12	Form of Secured Convertible Promissory Note. Incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2014.

10.13	Form of Termination Agreement by and between the Company and Equity Dynamics, Inc. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 30, 2015.

10.14	Form of Termination Agreement by and between the Company and SAIL Capital Partners. Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on March 30, 2015.

10.15	Form of Director and Officer Indemnification Agreement. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 10, 2015.

10.16	Form of Amended and Restated Note Purchase Agreement. Incorporated by reference to Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K filed on January 5, 2016.

10.17	Form of Omnibus Amendment to Amended and Restated Note Purchase Agreement. Incorporated by reference to Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K filed on January 5, 2016.

10.18	Form of Second Amended and Restated Note and Warrant Purchase Agreement. Incorporated by reference to Exhibit 10.27 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2016.

10.19	Form of Amended and Restated Secured Convertible Promissory Note. Incorporated by reference to Exhibit 10.28 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2016.

10.20	Form of Warrant to Purchase Shares. Incorporated by reference to Exhibit 10.29 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2016.

10.21	Form of Amended and Restated Security Agreement. Incorporated by reference to Exhibit 10.30 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2016.

10.22	Form of Amended and Restated Registration Rights Agreement. Incorporated by reference to Exhibit 10.31 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2016.

10.23	Amendment No. 1 to the Second Amended and Restated Note and Warrant Purchase Agreement. Incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

10.24	Settlement Agreement and Mutual General Release, dated as of August 8, 2016, among the Company, Leonard J. Brandt and Brandt Ventures, GP. Incorporated by reference to Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

II-10

10.25	Second Omnibus Amendment. Incorporated by reference to Exhibit 10.31 to the Registrant’s Current Report on Form 8-K filed on September 21, 2016.

10.26	Form of Subscription Agreement (common stock), made as of November 30, 2016, by and between the Company and the investor(s) signatory thereto. Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on December 6, 2016.

10.27	Common Stock Purchase Agreement, dated December 6, 2016, by and between MYnd Analytics, Inc. and Aspire Capital Fund, LLC. Incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed on December 6, 2016.

10.28	Registration Rights Agreement, dated December 6, 2016, by and between MYnd Analytics, Inc. and Aspire Capital Fund, LLC. Incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on December 6, 2016.

10.29	Form of Subscription Agreement (common stock), made as of December 21, 2016, by and between the Company and the investor(s) signatory thereto. Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on December 22, 2016.

21.1	Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Dentons US LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith.
†	Management compensatory plan, contract or arrangement.

II-11